UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 1, 2014

SKYLINE CORPORATION

(Exact name of registrant as specified in its charter)

Indiana	1-4714	35-1038277
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P. O. Box 743, 2520 By-Pass Road Elkhart, IN 46515

(Address of principal executive offices) (Zip Code)

(574) 294-6521

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On September 30, 2014, Skyline Corporation (NYSE MKT: SKY) (“Skyline” or the “Company”) issued the following statement regarding its ongoing efforts to evaluate strategic initiatives and to rebut certain statements contained in the September 26, 2014 release issued by Cavco Industries, Inc. (“Cavco”) and Cavco’s letter dated September 22, 2014:

The Skyline Board of Directors and management team are committed to act in the best interests of the Company and our shareholders. In this regard, Skyline’s Board of Directors regularly considers initiatives to help optimize shareholder value over the long term.

Our Board has established a special committee tasked to evaluate strategic initiatives and make recommendations to the full Board. As part of its work, that committee, with input from our management team and advisors, plans to thoroughly evaluate all potential strategic proposals and other initiatives to further improve operations and strengthen our capitalization.

We are disappointed and find it counterproductive that Cavco issued its press release and published its letter. Contrary to the statements set forth in the release, the first time our Board received a proposal with any semblance of specificity from Cavco was September 22, 2014. While the Board believes Cavco’s September 22 letter significantly undervalues Skyline’s stock, the special committee and the Board will thoroughly review Cavco’s proposals and respond in due course.

Upon receiving Cavco’s letter, the Board promptly advised Cavco that it needed more time to consider the proposals. Following this communication, Cavco chose to publish its letter just four days after delivering the letter to Skyline, and on the same day that Skyline had previously announced it signed a letter of interest for Evergreen Recreational Vehicles, LLC to acquire substantially all of the assets of the Company’s Recreational Vehicle Division. The Board believes this transaction with Evergreen is aligned with our strategic objectives and is in the best interest of shareholders.

As always, our Board and management team remain committed to executing on the Company’s strategic plan and driving long-term shareholder value.

About Skyline Corporation

Skyline Corporation and its consolidated subsidiaries designs, produces, and markets manufactured housing, modular housing, and recreational vehicles (travel trailers, fifth wheels, and park models) to independent dealers and manufactured housing communities located throughout the United States and Canada. Skyline Corporation was originally incorporated in Indiana in 1959, as successor to a business founded in 1951, and is one of the largest producers of manufactured and modular housing in the United States, with 2,434 manufactured homes sold and 457 modular homes sold in fiscal 2014. The Company also sold 2,825 recreational vehicles in fiscal 2014, which are sold under a number of trademarks for travel trailers, fifth wheels, and park models. Skyline generated net sales of approximately $191.7 million in fiscal 2014. For more information, visit www.skylinecorp.com.

Forward-Looking Statements

This press release contains certain forward-looking information about Skyline that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of statements that include, but are not limited to, phrases such as “believe,” “expect,” “future,” “anticipate,” “intend,” “plan,” “foresee,” “may,” “should,” “will,” “estimates,” “potential,” “continue,” or other similar words or phrases. Similarly, statements that describe the Company’s objectives, plans, or goals also are forward-looking statements. Such forward-looking statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of Skyline. Skyline cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, implied, or projected by such forward-looking statements. Risks and uncertainties include, but are not limited to: consumer confidence and economic uncertainty; availability of wholesale and retail financing; the health of the U.S. housing market as a whole; federal, state, and local regulations pertaining to the manufactured housing industry; the cyclical nature of the manufactured housing and recreational vehicle industries; general or seasonal weather conditions affecting sales; potential impact of natural disasters on sales and raw material costs; potential periodic inventory adjustments by independent retailers; interest rate levels; the impact of inflation; the impact of high or rising fuel costs; the cost of labor and raw materials; competitive pressures on pricing and promotional costs; catastrophic events impacting insurance costs; the availability of insurance coverage for various risks to the Company; market demographics; and management’s ability to attract and retain executive officers and key personnel.

If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, the developments and future events concerning Skyline set forth in this press release may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document. Skyline assumes no obligation to update such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

SKYLINE CORPORATION

Date: October 1, 2014

	By:	/s/ Jon S. Pilarski
Jon S. Pilarski
Chief Financial Officer